Exhibit 99.1

Actelis Networks Reports Second Quarter 2026 Financial Results and Provides Business Update

Revenues were up 20% year over year, reaching $1.1 million in the second quarter of 2026; gross margin was 51%, compared to 32% in the second quarter of 2025

New wins across Intelligent Transportation Systems (ITS), U.S. carriers, and multi-dwelling unit (MDU) markets

Company continues to implement operational efficiencies and cost reduction as well as other steps in support of effort to relist on Nasdaq

SUNNYVALE, Calif., August 13, 2026 -- Actelis Networks, Inc. (OTCQB: ASNS) (“Actelis” or the “Company”), a market leader in cyber-hardened, rapid-deployment networking solutions for IoT and broadband applications, today reported financial results for the second quarter ended June 30, 2026.

“During the second quarter, Actelis continued to execute our 2026 plan – increase our partner network and penetration into Federal and Military base modernization opportunities, expand our footprint with new offerings in the Intelligent Transportation vertical, driving recurring software and services revenue with U.S. carriers, and building traction in the multi-dwelling and hospitality markets with our GL9000 platform,” said Tuvia Barlev, Chairman and Chief Executive Officer of Actelis Networks. “Better revenue mix and continued cost discipline drove a meaningful improvement in gross margin this quarter - expanding to 51% from 25% in the first quarter of 2026 and from 32% in the second quarter of 2025. Our operating loss narrowed year-over-year despite continued foreign exchange pressure. The trading environment on the OTCQB market has been challenging, but we believe the strength of our operating progress - combined with the structural steps our shareholders have already authorized - positions us to pursue a return to Nasdaq when the timing and metrics align. Our focus is on building the business and generating value for our customers and shareholders.”

Business and Financial Highlights

●	Revenue growth and gross margin expansion. Second quarter 2026 revenue was $1.1 million, representing a 20% year-over-year increase compared to $0.9 million in the second quarter of 2025. Year-to-date revenues were $2.1 million, a 26% increase compared to the first six months of 2025.Gross margin grew to 51% in the second quarter of 2026, compared to 32% in the second quarter of 2025 and 25% in the first quarter of 2026, reflecting an improved software and services mix.

●	Cost and operational-efficiency actions. Actelis executed additional cost-reduction and operational-efficiency initiatives during the period, including facility downsizing, vendor consolidation, outsourcing of certain finance functions and other services generating future savings of approximately $1 million on an annualized basis, which will impact future quarters. The Company also continued the internal deployment of AI-based tools intended to expand productivity across the organization.

●	Structural steps in support of relisting on Nasdaq. The Company’s goal is to return to Nasdaq at the appropriate time. Consequently, the Company continues to advance the steps its shareholders have authorized for that purpose, including the reverse stock split within a range of 1-for-10 to 1-for-25 approved by shareholders at its special meeting in April 2026, which the Board of Directors may implement in its discretion at any time for a period of one year from the date of the special meeting. In addition, subsequent to quarter end, on July 1, 2026, the Company successfully amended its equity line of credit, with a capacity of up to $30M as a result of its transition to be traded on OTCQB in order to serve the Company better for that goal. The Company’s focus remains on executing its business plan and demonstrating operational and financial progress as the foundation for a future uplisting application.

●	Software and services renewal. Delivered a $0.85 million software and services renewal from a leading North American carrier, including a version upgrade of the Company’s Meta-Assist Element Management System (EMS) and continued adoption of the Company’s MetaLIGHT solution for converting legacy T1 lines to fiber-grade connectivity.

●	Continued expansion in ITS markets. Received multiple follow-on orders from the Washington, D.C. Department of Transportation and new orders for deployments across U.S. state, county, and municipal transportation agencies, including a new order supporting an intelligent transportation system project with the Alaska Department of Transportation.

●	GL800 traction in Europe and beyond. Received an approximately $200,000 order from a Central European carrier for the Company’s GL800 multi-Gigabit hybrid fiber-copper solution, supporting gigabit-level connectivity over copper to small-office / home-office (SOHO) customers within multi-dwelling unit buildings. Customer interest in the unique GL800 platform continues to grow across military and smart-city applications.

●	Cyber-hardening and EU Cyber Resilience Act (CRA) tailwind. The Company’s cyber-hardening capabilities - embedded in its Meta-Assist EMS and in its edge products - are becoming more valuable to customers as the EU Cyber Resilience Act approaches implementation, supporting software and hardware upgrade opportunities and update cyber-safety related service with Actelis’ installed base and with new deployments.

●	Strategic collaboration with Exaware. On June 16, 2026, entered into a Memorandum of Understanding with Exaware Routing Ltd. to preserve strategic collaboration across data center, telecom, federal and local government, and critical infrastructure markets. The Memorandum of Understanding replaced the parties’ previously disclosed acquisition term sheet.

Second Quarter and First Half 2026 Financial Results

Revenues for the second quarter of 2026 were $1.1 million, compared to approximately $0.9 million for the second quarter of 2025, an increase of 20%. For the first half of 2026, revenues were $2.1 million, compared to approximately $1.7 million for the first half, 2025, an increase of 26%. The increases primarily reflected an expansion of the Company’s sales footprint, including delivery of a large U.S. carrier software and services renewal and continued deliveries in EMEA. For the second quarter of 2026, North America revenue increased 39% year-over-year and EMEA revenue increased 15% year-over-year; for the first half of 2026, North America revenue increased 33% year-over-year and EMEA revenue increased 22% year-over-year.

Cost of revenues was $0.6 million for the second quarter of 2026, essentially unchanged compared to the second quarter of 2025 despite higher revenue, reflecting an improved software sales mix. For the first half of 2026, cost of revenues was $1.3 million, compared to $1.1 million for the first half of 2025, in line with the increase in revenue.

Gross profit was $0.6 million, or approximately 51% of revenue, for the second quarter of 2026, compared to $0.3 million, or approximately 32% of revenue, for the second quarter of 2025. For the first half of 2026, gross profit was $0.8 million, or approximately 39% of revenue, compared to $0.6 million, or approximately 33% of revenue, for the first half of 2025.

Research and development expenses were $0.7 million for the second quarter of 2026, essentially unchanged compared to the second quarter of 2025. For the first half of 2026, research and development expenses were $1.3 million, compared to $1.4 million for the first half of 2025. Cost-reduction measures implemented during the period were substantially offset by unfavorable foreign-exchange movements.

Sales and marketing expenses were $0.8 million for the second quarter of 2026, compared to $0.7 million for the second quarter of 2025, reflecting investments in new sales resources for the Federal market and higher commissions on higher revenue, partially offset by cost-reduction measures and moderated by unfavorable foreign-exchange movements. For the first half of 2026, sales and marketing expenses were $1.4 million, essentially unchanged compared to the first half of 2025.

General and administrative expenses were $0.7 million for the second quarter of 2026, essentially unchanged compared to the second quarter of 2025, as cost-reduction measures - supported by the deployment of AI-based tools - were offset by continued public-company costs and unfavorable foreign-exchange movements. For the first half of 2026, general and administrative expenses were $1.5 million, essentially unchanged compared to the first half of 2025.

Operating loss for the second quarter of 2026 was $1.6 million, compared to $1.8 million for the second quarter of 2025, reflecting higher revenue and expanded gross margin, together with cost-reduction measures, partially offset by investments in sales and marketing and approximately $150,000 of unfavorable foreign-exchange impact. For the first half of 2026, operating loss was $3.4 million, compared to $3.6 million for the first half of 2025, with higher revenue, improved gross margin, and cost-reduction measures substantially offset by approximately $280,000 of unfavorable foreign-exchange impact.

Financial income (expense), net, for the second quarter of 2026 was net income of $0.2 million (including $106,000 of interest expense), compared to net expense of $0.1 million (including $22,000 of interest expense) for the second quarter of 2025. The change primarily reflected a gain related to the change in fair value of pre-funded warrants classified as liabilities, partially offset by foreign-exchange losses. For the first half of 2026, financial expense, net, was $0.4 million (including $120,000 of interest expense), compared to $0.2 million (including $56,000 of interest expense) for the first half of 2025. Financial expense for the first half of 2026 included a $0.6 million charge related to the commitment fee under the Company’s equity line of credit, partially offset by $0.5 million of income from changes in the fair value of pre-funded warrants classified as liabilities.

Net loss for the second quarter of 2026 was $1.4 million, or $(0.05) per basic and diluted share, compared to a net loss of $1.9 million, or $(2.08) per basic and diluted share, for the second quarter of 2025. The decrease was primarily due to higher sales, improved gross margins, and continued efforts to reduce operating expenses as well as income from the reduction in warrant liability fair value. These favorable factors were partially offset by the adverse impact of foreign exchange rate. For the first half of 2026, net loss was $3.8 million, or $(0.19) per basic and diluted share, compared to a net loss of $3.8 million, or $(4.26) per basic and diluted share, for the first half of 2025. The net loss remained relatively unchanged compared to the first half of the prior year, as improvements in sales, gross margins, and operating expense management were offset by unfavorable foreign exchange rate impact as well as financial expenses associated with warrants granted.

Adjusted EBITDA loss, a non-GAAP measurement of operating performance (reconciled below to Net Loss), for the second quarter of 2026 was approximately $1.5 million, compared to approximately $1.7 million for the second quarter of 2025. For the first half of 2026, Adjusted EBITDA loss was approximately $3.3 million, compared to approximately $3.5 million for the first half of 2025. The decrease in Adjusted EBITDA loss both in the second quarter as well as in the first half of 2026 compared to the prior year were driven by the improvement in Revenues and gross margins, as well as operating expense reductions, partially offset by foreign exchange rate impacts.

Balance Sheet Highlights

As of June 30, 2026, the Company had cash, cash equivalents, and restricted cash of approximately $5.8 million, compared to approximately $4.4 million as of December 31, 2025. Total shareholders’ equity was $7.2 million as of June 30, 2026, compared to $4.8 million as of December 31, 2025.

About Actelis Networks, Inc.

Actelis Networks, Inc. (OTCQB: ASNS) is a market leader in hybrid fiber, cyber-hardened networking solutions for rapid deployment in wide-area IoT applications, including government, ITS, military, utility, rail, telecom, and campus networks. Actelis’ innovative portfolio offers fiber-grade performance with the flexibility and cost-efficiency of hybrid fiber-copper networks. Through its “Cyber Aware Networking” initiative, Actelis also provides AI-based cyber monitoring and protection for all edge devices, enhancing network security and resilience. For more information, please visit www.actelis.com.

Use of Non-GAAP Financial Information

Non-GAAP Adjusted EBITDA and backlog of open orders are non-GAAP financial measures. In addition to reporting financial results in accordance with GAAP, we provide non-GAAP operating results adjusted for certain items, including: financial expenses, which include interest, financial instrument fair value adjustments and exchange rate differences of assets and liabilities; stock-based compensation expenses; depreciation and amortization expense; tax expense; and the impact of development expenses ahead of product launch. We adjust for the items listed above and present non-GAAP financial measures for all periods presented unless the impact is clearly immaterial to our financial statements.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements. All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections, including, without limitation, expectations regarding future revenue growth, gross margin, demand across the Company’s ITS, carrier, MDU, federal and military verticals, the timing and extent of cost-reduction and operational-efficiency initiatives, the impact of foreign-exchange movements on the Company’s results, the potential benefits of, and demand associated with, the EU Cyber Resilience Act, the Company’s collaboration with Exaware, the timing, ratio, and effect of any future reverse stock split, and the Company’s ability to satisfy the initial listing standards for The Nasdaq Capital Market or any other national securities exchange. Actual results may differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on March 18, 2026 and its Quarterly Reports on Form 10-Q. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Investor Relations Contact

Arx Investor Relations

North American Equities

Deskactelis@arxhq.com

ACTELIS NETWORKS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(U. S. dollars in thousands, except for share amount)

	June 30, 2026	December 31, 2025
Assets
CURRENT ASSETS:
Cash and cash equivalents	5,748	4,057
Restricted cash and bank deposits	66	381
Trade receivables, net of allowance for credit losses of $166 as of June 30, 2026, and $ 168 as of December 31, 2025	1,371	1,058
Inventories	2,291	2,461
Prepaid expenses and other current assets	582	634
TOTAL CURRENT ASSETS	10,058	8,591

NON-CURRENT ASSETS:
Property and equipment, net	108	26
Prepaid expenses and other	458	459
Restricted bank deposits	30	30
Funds in respect of employee rights upon retirement	191	264
Operating lease right-of-use assets	452	69
Long-term deposits	63	91
TOTAL NON-CURRENT ASSETS	1,302	939

TOTAL ASSETS	11,360	9,530

ACTELIS NETWORKS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (continued)

UNAUDITED

(U. S. dollars in thousands)

	June 30, 2026	December 31, 2025
Liabilities and shareholders’ equity
CURRENT LIABILITIES:
Credit line	8	479
Short-term loan	-	350
Trade payables	368	817
Deferred revenues	480	223
Employee and employee-related obligations	701	624
Accrued royalties	735	612
Current maturities of operating lease liabilities	294	14
Other current liabilities	375	373
TOTAL CURRENT LIABILITIES	2,961	3,492

NON-CURRENT LIABILITIES:
Long-term loan	150	150
Deferred revenues	14	20
Operating lease liabilities	174	23
Liability for employee rights upon retirement	221	292
Liability for commitment fee under ELOC agreement	625	-
Pre-funded Warrants Liability	-	750
Other long-term liabilities	5	6
TOTAL NON-CURRENT LIABILITIES	1,189	1,241
TOTAL LIABILITIES	4,150	4,733

COMMITMENTS AND CONTINGENCIES (Note 5)

SHAREHOLDERS’ EQUITY:
Common stock, $0.0001 par value: 30,000,000 shares authorized: 25,837,246 and 8,058,392 shares issued and outstanding as of June 30, 2026, and December 31, 2025, respectively.	1	1
Non-voting common stock, $0.0001 par value: 2,803,774 shares authorized as of June 30, 2026, and December 31, 2025, None issued and outstanding as of June 30, 2026, and December 31, 2025.	-	-
Additional paid-in capital	63,381	57,119
Accumulated deficit	(56,172)	(52,323)
TOTAL SHAREHOLDERS’ EQUITY	7,210	4,797

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	11,360	9,530

The accompanying notes are an integral part of these condensed consolidated financial statements.

ACTELIS NETWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(UNAUDITED)

(U. S. dollars in thousands)

	Six months ended June 30,		Three months ended June 30,
	2026	2025	2026	2025

REVENUES	2,090	1,662	1,132	941
COST OF REVENUES	1,276	1,106	553	636
GROSS PROFIT	814	556	579	305

OPERATING EXPENSES:
Research and development expenses	1,347	1,356	658	675
Sales and marketing expenses	1,441	1,366	766	700
General and administrative expenses	1,471	1,419	737	703
TOTAL OPERATING EXPENSES	4,259	4,141	2,161	2,078

OPERATING LOSS	(3,445)	(3,585)	(1,582)	(1,773)
Interest expense	(120)	(56)	(106)	(22)
Other Financial income (expense), net	(284)	(120)	295	(106)
NET COMPREHENSIVE LOSS FOR THE PERIOD	(3,849)	(3,761)	(1,393)	(1,901)

Net loss per share attributable to common shareholders – basic and diluted	(0.19)	(4.26)	(0.05)	(2.08)
Weighted average number of common shares used in computing net loss per share – basic and diluted	20,753,201	883,744	25,814,769	914,413

The accompanying notes are an integral part of these condensed consolidated financial statements.

ACTELIS NETWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)
(U. S. dollars in thousands)

	Six months ended June 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss for the period	(3,849)	(3,761)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	7	12
Inventories write-downs	38	92
Financial expenses	65	106
Share-based compensation	138	129
Liability for commitment fee under ELOC agreement	625	-
Change in fair value of pre-funded warrant liability	(530)	-
Changes in operating assets and liabilities:
Trade receivables, net	(314)	673
Net change in operating lease assets and liabilities	48	(17)
Inventories	132	(150)
Prepaid expenses and other current assets	53	(57)
Other Non Current Asset	75
Trade payables	(450)	39
Deferred revenues	252	61
Other current liabilities	144	(343)
Other long-term liabilities	(72)	(2)
Net cash used in operating activities	(3,638)	(3,218)
CASH FLOWS FROM INVESTING ACTIVITIES:
Short-term deposits	10	1
Long-term deposit	28	-
Purchase of property and equipment	(89)	(5)
Net cash provided by (used in) investing activities	(51)	(4)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance common stock – ATM	7,311	2,100
Offering cost from issuance of common stock – ATM	(368)	(223)
Credit lines with bank, net	(472)	(539)
Proceeds from short-term loans	-	305
Repurchase of common stock for retirement	(1,039)	-
Repayment of short-term loan	(350)	-
Net cash provided by financing activities	5,082	1,643
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AND CASH EQUIVALENTS	(7)	7

INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH AND CASH EQUIVALENTS	1,386	(1,572)
BALANCE OF CASH, CASH EQUIVALENTS AND RESTRICTED CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	4,362	2,267
BALANCE OF CASH, CASH EQUIVALENTS AND RESTRICTED CASH AND CASH EQUIVALENTS AT END OF THE PERIOD	5,748	695

The accompanying notes are an integral part of these condensed consolidated financial statements (Unaudited).

Non-GAAP Financial Measures

(U.S. dollars in thousands)	Six months Ended June 30, 2026	Six months Ended June 30, 2025	Three months Ended June 30, 2026	Three months Ended June 30, 2025
Revenues	$2,090	$1,662	$1,132	$941
GAAP net loss	(3,849)	(3,761)	(1,393)	(1,901)
Interest expense	120	56	106	22
Other financial expenses (income), net	284	120	(295)	106
Tax expense	-	(29)	-	3
Fixed asset depreciation expense	7	12	5	6
Share based compensation	138	129	68	50
Non-GAAP Adjusted EBITDA	(3,300)	(3,473)	(1,509)	(1,714)
GAAP net loss margin	(184.2)%	(228.1)%	(123.1)%	(205.1)%
Adjusted EBITDA margin	(157.9)%	(208.9)%	(133.3)%	(182.2)%